Exhibit 23.1

KPMG LLP Suite 800 1225 17th Street Denver, CO 80202-5598

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Form 8-K of our report dated February 22, 2023, with respect to the consolidated financial statements of DISH Network Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Denver, Colorado

December 29, 2023